                                                                                                                                                Exhibit 99.1

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Announces West Lake Water Project Moving Forward

Management Highlights EB-5 Funding Program on Track

Wildwood, Missouri, February 9, 2015 – Peak Resorts, Inc.  (NASDAQ:SKIS) announced that it expects to begin clearing land for the previously announced West Lake Project this month.  The project, which is the initial step in a larger development plan at the company’s Mount Snow ski resort, will create an artificial lake to significantly expand snowmaking capabilities at Mount Snow for the 2016-17 ski season.

Richard K. Deutsch, Vice President, Business and Real Estate Development, while speaking at a recent passholder event at its Mount Snow Resort said,  “We have the required permits in hand for the West Lake Project, which allows us to begin clearing land later this month.  This keeps us on schedule to begin to construct the lake itself beginning in June.”

The previously announced West Lake Project will include the construction of a 120-million-gallon water storage pond for snowmaking, three pump houses, the installation of snowmaking pipelines, trail upgrades and expansion, a new ski lift and ancillary equipment.  Currently Mount Snow has 20 million gallons of water available for snowmaking.  West Lake will increase storage by six times, enabling the resort to open more trails early in the season and increase the snowmaking capacity on existing trails.

Funding for the West Lake Project and related development activity is being generated through an EB-5 program which attracts overseas investment as funding for U.S.-based companies.  Peak Resort’s EB-5 program continues to progress as expected, the company indicated.

Timothy D. Boyd, President and Chief Executive Officer, said,  “The beginning of the West Lake Project, along with the previously announced debt restructuring and dividend announcement, is further proof that we continue execution of our strategic plan.  We are very pleased with the continued interest in and success of our EB-5 program, which is making steady progress.  To date, we have 44 investors committed to providing approximately $22.0  million and have a targeted pipeline of another 35 investors in the permitting process.”

Following the West Lake Project, the development plan also includes the construction of Carinthia Ski Lodge,  a new three-story skier service building located at the base of the Carinthia slopes.  At approximately 36,000 square feet, Carinthia Ski Lodge will provide needed skier services in a comfortable, modern building that will include a restaurant, cafeteria and bars with seating for over 600 people, a retail store, convenience store and sales center for lift tickets.

Boyd added, “Our roadmap for growth calls for a mix of organic growth, real estate development and acquisitions.  These projects will support our goals by allowing Mount Snow to open the ski season with as much as 50 percent of its terrain open against approximately 15 percent under our current water supply today.  In addition, the follow-on development of the Carinthia Ski Lodge and adjoining condominiums will help meet our goals for expanding the productivity of our existing facilities.”

Debt Restructuring

The company previously announced on December 8, 2014, that it and certain of its subsidiaries have successfully completed the debt restructuring planned in connection with the company’s November 20, 2014, initial public offering.  The prepayment of $75.8 million of debt from offering proceeds reduced the company’s total outstanding debt to approximately $100 million as of December 1, 2014.

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Dividend Announced

The company previously announced December 8, 2014, that it had declared the first-ever cash dividend of 10.91 cents per share of common stock. The dividend is payable on February 20, 2015, to stockholders of record on January 2, 2015.  The declared amount was calculated based on an initial quarterly rate of 13.75 cents per share, pro-rated for a 73-day period from the November 20, 2014, effective date of the company’s initial public offering through January 31, 2015, the end of the company’s third fiscal quarter.  The current indicated annual dividend would be 55 cents per share.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company’s ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.